                                                                    Exhibit 4.13

                        ASSIGNMENT AND SECURITY AGREEMENT

                           Dated as of March 30, 2000

                                       by

                            LOUISIANA GENERATING LLC

                                       to

                           THE CHASE MANHATTAN BANK,

                              as Collateral Agent
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                                TABLE OF CONTENTS

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                                    ARTICLE I
                         DEFINITIONS; RULES OF INTERPRETATION .............................................     2
SECTION 1.1.          Definitions .........................................................................     2
SECTION 1.2.          Certain Louisiana Terms .............................................................     6
SECTION 1.3.          Rules of Interpretation .............................................................     6

                                   ARTICLE II
                  ASSIGNMENT AND GRANT OF SECURITY INTERESTS ..............................................     6

SECTION 2.1.          Assignment and Grant of Security Interest. ..........................................     6
SECTION 2.2.          Security Interest Absolute ..........................................................     8
SECTION 2.3.          Power of Attorney ...................................................................     9
SECTION 2.4.          Inspection and Verification .........................................................    11

                                   ARTICLE III
              GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS ...........................................    12

SECTION 3.1.          Title and Authority .................................................................    12
SECTION 3.2.          Validity, Perfection and Priority of Lien. ..........................................    12
SECTION 3.3.          No Liens; Other Financing Statements. ...............................................    13
SECTION 3.4.          Chief Executive Office; Name; Records. ..............................................    13
SECTION 3.5.          Additional Statements and Schedules. ................................................    14
SECTION 3.6.          Further Actions .....................................................................    14

                                   ARTICLE IV
            SPECIAL PROVISIONS CONCERNING INVENTORY AND EQUIPMENT .........................................    15

SECTION 4.1.          Maintenance of Insurance; Protection of Security Interest. ..........................    15
SECTION 4.2.          Location of Inventory and Equipment. ................................................    15
SECTION 4.3           Inventory Records ...................................................................    15

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
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                                    ARTICLE V
                          SPECIAL PROVISIONS CONCERNING
                     RECEIVABLES, CONTRACTS AND INSTRUMENTS ...............................................    15

SECTION 5.1.          Additional Representations and Warranties ...........................................    15
SECTION 5.2.          Maintenance of Records; Legending of Records ........................................    16
SECTION 5.3.          Modification of Terms; No Payment to Grantor ........................................    16
SECTION 5.4.          Collection ..........................................................................    16
SECTION 5.5.          Instruments .........................................................................    17

                                   ARTICLE VI
                      SPECIAL PROVISIONS CONCERNING CONTRACTS .............................................    17

SECTION 6.1.          Security Interest in Contract Rights ................................................    17
SECTION 6.2.          Further Protection ..................................................................    18
SECTION 6.3.          Liabilities Under Receivables and Contracts .........................................    18
SECTION 6.4.          Remedies ............................................................................    18


                                   ARTICLE VII
                      DUTY OF CARE OF COLLATERAL AGENT ....................................................    19

SECTION 7.1.          Collateral Agent's Duties; Reasonable Care ..........................................    19
SECTION 7.2.          Further Protection ..................................................................    19

                                  ARTICLE VIII
                      REMEDIES UPON OCCURRENCE OF A TRIGGER EVENT .........................................    19

SECTION 8.1.          Remedies; Obtaining the Guarantor Security Agreement Collateral upon
                      Trigger Event .......................................................................    19
SECTION 8.2.          Remedies; Disposition of the Guarantor Security Agreement Collateral. ...............    20
SECTION 8.3.          Louisiana Remedies ..................................................................    21
SECTION 8.4.          Waiver ..............................................................................    22
SECTION 8.5.          Application of Proceeds; Grantor Liable for Deficiency. .............................    24
SECTION 8.6.          No Waiver; Remedies Cumulative ......................................................    24
SECTION 8.7.          Discontinuance of Proceedings .......................................................    24

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                                   ARTICLE IX
                         MISCELLANEOUS ....................................................................    25

SECTION 9.1.            Notices ...........................................................................    25
SECTION 9.2.            Amendment .........................................................................    25
SECTION 9.3.            Successors and Assigns ............................................................    25
SECTION 9.4.            Survival ..........................................................................    25
SECTION 9.5.            Headings Descriptive. .............................................................    25
SECTION 9.6.            Severability ......................................................................    25
SECTION 9.7.            Grantor's Duties ..................................................................    26
SECTION 9.8.            Termination; Release ..............................................................    26
SECTION 9.9.            Reinstatement .....................................................................    26
SECTION 9.10.           Counterparts ......................................................................    26
SECTION 9.11            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial ...................    27
SECTION 9.12.           Authority of Collateral Agent .....................................................    28
SECTION 9.13.           Conflict with Intercreditor Agreement .............................................    28
SECTION 9.14.           Indemnities and Expenses ..........................................................    28
SECTION 9.15.           Entire Agreement ..................................................................    28
SECTION 9.16.           Independent Security ..............................................................    29
SECTION 9.17.           Third Party Beneficiaries .........................................................    29
SECTION 9.18.           Limitation of Liability ...........................................................    29
SECTION 9.19.           Merger of Collateral Agent ........................................................    29


Schedule I - Filing Offices
Schedule II - Instruments
Schedule III - Copyrights
Schedule IV - Patents
Schedule V - Trademarks
Schedule 4.2 - Location of Inventory and Equipment
Exhibit A Legal Description of Site

                        ASSIGNMENT AND SECURITY AGREEMENT

                  ASSIGNMENT AND SECURITY AGREEMENT, dated as of March 30, 2000 (this "Agreement"), made by Louisiana Generating LLC (the "Grantor"), in favor of The Chase Manhattan Bank, as collateral agent (together with its successors in such capacity, the "Collateral Agent") for the benefit of the Secured Parties.

                              W I T N E S S E T H:

         WHEREAS, pursuant to the Acquisition Agreement, the Grantor is acquiring the Project from Cajun; and

         WHEREAS, the Grantor is a wholly-owned subsidiary of the Issuer, and the Issuer has simultaneously with the execution and delivery of this Agreement issued and sold the Initial Bonds pursuant to the Indenture; and

         WHEREAS, payments of the principal of, premium (if any), interest on and any other amounts due with respect to the Initial Bonds will be serviced by repayment of the Guarantor Loan and guaranteed (subject to certain limitations) by the Grantor; and

         WHEREAS, the Working Capital Facility Banks, the Working Capital Facility Agent and the Issuer are parties to the Working Capital Facility providing, subject to the terms and conditions thereof, for the making of loans to the Issuer for working capital purposes; and

         WHEREAS, to secure its obligations under the Finance Documents, the Grantor is entering into this Agreement with the Collateral Agent, pursuant to which the Collateral Agent, acting on behalf of the Secured Parties, will obtain a continuing Lien on and perfected security interest in, the Guarantor Security Agreement Collateral.

                  NOW THEREFORE, in consideration of the Secured Parties entering into the Finance Documents and to induce the Secured Parties to release the proceeds of the issuance and sale of the Initial Bonds, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Grantor hereby agrees with the Collateral Agent as follows:

                                    ARTICLE I
                      DEFINITIONS; RULES OF INTERPRETATION

                  SECTION 1.1.  Definitions.

                  (a) For all purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth in Appendix A to the Trust Indenture, dated as of March 30, 2000, among NRG South Central Generating LLC, the Grantor and The Chase Manhattan Bank as Bond Trustee (the "Indenture").

                  (b) The following terms shall have the following respective meanings unless the context otherwise requires. The definitions shall be equally applicable to the singular and plural forms of the terms defined. Commercial terms used herein but not defined herein or in Appendix A to the Indenture shall have the meanings specified for such terms in the Uniform Commercial Code as in effect any relevant jurisdiction.

                  "Acquisition Agreement" shall mean the Fifth Amended and Restated Asset Purchase and Reorganization Agreement, dated as of September 21, 1999 among the Grantor, Ralph K. Mabey, as Chapter 11 Trustee of Cajun and, as to certain sections of the agreement only, NRG Energy, Inc.

                  "Agreement" shall have the meaning specified in the preamble hereto.

                  "Chattel Paper" shall mean "chattel paper" as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction.

                  "Contract Rights" shall have the meaning specified in Section 6.1.

                  "Contracts" shall mean all contracts to which the Grantor now is, or hereafter will be, bound, or a party, beneficiary or assignee, including, without limitation, all of the Project Documents, including all exhibits, schedules and appendices thereto, and all other instruments, agreements and documents executed and delivered with respect to such contracts, all Third Party Consents, and all revenues, rentals, Proceeds and other sums of money due and to become due from any of the foregoing, as the same may be modified, supplemented or amended from time to time in accordance with their respective terms.

                  "Copyrights" shall mean all of the following now owned or hereafter acquired by the Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such copyright rights in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including, without limitation, those listed on Schedule III.

                  "Documents" shall mean "documents" as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction.

                  "Equipment" shall mean all "equipment" (as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction), now or hereafter owned or leased by the Grantor and, in any event, shall include, but shall not be limited to, all equipment used in connection with the Project, all machinery, manufacturing equipment, data processing equipment, computers, tools, office equipment, appliances, furniture, furnishings, fixtures, spare parts, vehicles, motor vehicles, and any manuals, instructions, blueprints, computer software and similar items which relate to the above, and any and all additions to, substitutions for and replacements of any of the foregoing, wherever located, together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

                  "Financing Statements" shall mean all financing statements, recordings, filings or other instruments of registration necessary and appropriate to perfect a security interest or lien by filing in any appropriate filing or recording office in accordance with the Uniform Commercial Code as enacted in any and all relevant jurisdictions or any other relevant applicable law.

                  "Fixtures" shall mean "fixtures" as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction and in any event shall include all goods now or hereafter attached to, placed on, or incorporated in the Site.

                  "General Intangibles" shall mean all "general intangibles" (as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction) now or hereafter owned by the Grantor and shall include, but not be limited to, all Trademarks, trademark applications, trademark registrations, tradenames, fictitious business names, business names, company names, business identifiers, prints, labels, trade styles and service marks (whether or not registered), including logos and/or designs, Copyrights, Patents, patent applications, goodwill of the Grantor's business symbolized by any of the foregoing, trade secrets, license rights, license agreements, permits, franchises and any rights to tax refunds to which the Grantor is now or hereafter may be entitled.

                  "Goods" shall mean "goods" as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction.

                  "Grantor" shall have the meaning specified in the preamble hereto.

                  "Guarantor Security Agreement Collateral" shall have the meaning specified in Section 2.1(a).

                  "Instruments" shall mean "instruments" as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction.

                  "Insurance Policies" shall mean all insurance policies to which the Grantor now is, or hereafter will be, a party, including, without limitation, all insurance policies required pursuant to this Agreement and the other Finance Documents.

                  "Insurance Proceeds" shall mean all amounts and proceeds of any kind (including interest, if any, thereon) paid or payable pursuant to any Insurance Policy.

                  "Intellectual Property" shall mean, collectively, Copyrights, Patents and Trademarks.

                  "Inventory" shall mean all of the inventory of the Grantor of every type or description, including all "inventory" as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction, now owned or hereafter acquired and wherever located, including without limitation, whether raw, in process or finished, all materials usable in processing the same and all documents of title covering any inventory, including, but not limited to, work in process, materials used or consumed in the Grantor's business, now owned or hereafter acquired or manufactured by the Grantor and held for sale in the ordinary course of its business, all present and future substitutions therefor, parts and accessories thereof and all additions thereto, and all proceeds thereof and products of such inventory in any form whatsoever.

                  "Inventory Records" shall mean all books, records and other property and General Intangibles at any time relating to the Inventory.

                  "Investment Property" shall mean "investment property" as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction.

                  "Patents" shall mean all of the following now owned or hereafter acquired by the Grantor: (a) all letters patent of the United States, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including, without limitation, those listed on Schedule IV; and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

                  "Proceeds" shall mean "proceeds" as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law and, in any event, shall include, but shall not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or the Grantor from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held for the benefit of the Grantor with respect to any of the Guarantor Security Agreement Collateral,
(ii) any and all payments (in any form whatsoever) made or due and payable to the Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Guarantor Security Agreement Collateral by any Governmental Authority (or any person acting under color of Governmental Authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Guarantor Security Agreement Collateral.

                  "Receivables" shall mean any "account" as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction and in any event shall include, but not be limited to, all of the Grantor's rights to payment for goods (including, without limitation, electricity) sold or leased, or services performed, by the Grantor, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by an account, note, contract, contract rights (including any and all rights to liquidated damage payments), security agreement, chattel paper, or other evidence of indebtedness or security, together with (i) all security pledged, assigned, hypothecated or granted to or held by the Grantor to secure the foregoing, (ii) all guarantees, warranties, endorsements, indemnifications or collateral on, or of, any of the foregoing, (iii) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (iv) all books, correspondence, credit files, records, ledger cards, invoices and other papers relating thereto, including, without limitation, all similar information stored on a magnetic medium or other similar storage device and other papers and documents in the possession or under the control of the Grantor or any computer bureau from time to time acting for the Grantor, (v) all evidences of the filing of Financing Statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (vi) all credit information, reports and memoranda relating thereto, and (vii) all other writings related in any way to the foregoing.

                  "Security Entitlement" shall have the meaning assigned to that term under the Uniform Commercial Code as in effect in any relevant jurisdiction.

                  "Security Interest" shall have the meaning specified in
Section 2.1.

                  "Site" shall mean "Cajun I Property" and "Cajun II Property", collectively, as such terms are defined in the Title Insurance Policy delivered pursuant to Section 5(u) of the Purchase Agreement and as described in Exhibit A hereto.

                  "Trademarks" shall mean all of the following now owned or hereafter acquired by the Grantor: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, including, without limitation, those listed on Schedule V; (ii) all goodwill associated therewith or symbolized thereby; and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill.

                  "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, the perfection or priority of the security interest granted hereunder in any Guarantor Security Agreement Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to such perfection or priority.

                  SECTION 1.2. Certain Louisiana Terms. To the extent that the laws of the State of Louisiana govern any provision of this Agreement, or there is a provision of this Agreement related to an asset located in the State of Louisiana or in which a mortgage or other security interest is perfected under the laws of the State of Louisiana (and nothing in this Section 1.2 is intended to derogate from any choice of law provision contained in this Agreement), then the following definitions shall apply, unless the context requires otherwise: the term "personal property" shall be deemed to include movable property; the term "intangible property" shall be deemed to include incorporeal property; the term "county" shall be deemed to mean parish; and the terms "Uniform Commercial Code", "UCC" or "Code" and words of similar import shall include the Louisiana Commercial Laws, La. R.S.
Sections 10:1-101 et seq.

                  SECTION 1.3. Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Section 1.1 to the Indenture shall apply to this Agreement.

                                   ARTICLE II
                    ASSIGNMENT AND GRANT OF SECURITY INTERESTS

                  SECTION 2.1. Assignment and Grant of Security Interest. (a) As security for the prompt and complete payment and performance when due of all of the Secured Obligations, the Grantor hereby grants to the Collateral Agent, for itself and for the ratable benefit of all the Secured Parties, a continuing security interest of first priority (the "Security Interest") in all of the Grantor's right, title and interest in, to and under the following, in each case, whether now owned or existing or hereafter acquired, arising or created, and wherever located: (i) all Receivables; (ii) all Documents; (iii) all Equipment; (iv) all General Intangibles; (v) all Inventory; (vi) all cash collateral accounts established with respect to the Grantor, and all checking, savings, deposit, securities or other accounts of the Grantor, including, without limitation, the Depositary Accounts and any successor accounts thereto, and all property on deposit therein or credited thereto, including, without limitation, all Investment Property, Security Entitlements, Financial Assets, securities, instruments or cash on deposit therein or credited thereto and all Security Entitlements with respect thereto; (vii) all Contracts and Contract Rights, to the extent assignable pursuant to their terms, including, without limitation, all Contract Rights under the Project Documents to which the Grantor is a party; (viii) all cash, accounts, deposits, securities and insurance policies now or at any time hereafter in the possession or under control of the Grantor or its bailees and any interest therein; (ix) all Insurance Policies and all Loss Proceeds; (x) all Governmental Approvals, provided that any Governmental Approval which by its terms or by operation of law would become void, voidable, terminable or revocable (or would constitute a breach or default thereunder or under applicable law) if mortgaged, pledged or assigned hereunder or if a security interest therein were granted hereunder are expressly excepted and excluded from the Lien and the terms of this Agreement to the extent, and only to the extent, necessary so as to avoid such voidness, voidability, terminability or revocability or breach or default; (xi) all Fixtures, including, without limitation, those now or hereafter attached to, placed on, or incorporated in the Site; (xii) all natural gas, fuel oil, electricity and related products; (xiii) without limiting the generality of the foregoing, all other personal property, Goods, Instruments, Chattel Paper, credits, claims, demands, assets, books and records, customer lists, ledger cards, credit files, print-outs and other materials and records pertaining to any of the foregoing, of the Grantor, whether now existing or hereafter acquired from time to time and whether or not of a type which may be subject to a security interest under the UCC as in effect in the State of New York; and (xiv) any and all additions and accessions to any of the foregoing, all improvements thereto, all substitutions and replacements therefor and all products and Proceeds thereof (all of the above collectively, the "Guarantor Security Agreement Collateral"); provided, however, that the Guarantor Security Agreement Collateral hereunder expressly excludes and the Security Interest granted thereupon shall not attach to the Assets Specifically Held for Resale; provided, further that the Security Interest in the Debt Service Reserve Account granted herein to the Collateral Agent shall be for the sole benefit of the Holders of the Bonds and the Bond Trustee.

                  (b) The security interest granted to the Collateral Agent pursuant to this Agreement extends to all Guarantor Security Agreement Collateral of the kind which is the subject of this Agreement which the Grantor may acquire at any time during the continuation of this Agreement, whether such Guarantor Security Agreement Collateral is in transit or in the Grantor's, the Collateral Agent's, any other Secured Party's or any other Person's constructive, actual or exclusive occupancy or possession until the release thereof pursuant to Section 9.8.

                  (c) The assignments and security interests under this Agreement granted to the Collateral Agent shall not relieve the Grantor from the performance of any term, covenant, condition or agreement on the Grantor's part to be performed or observed under or in respect of any of the Guarantor Security Agreement Collateral pledged by it hereunder or from any liability to any Person under or in respect of any of such Guarantor Security Agreement Collateral or impose any obligation on the Collateral Agent to perform or observe any such term, covenant, condition or agreement on the Grantor's part to be so performed or observed or impose any liability on the Collateral Agent for any act or omission on the part of the Grantor or for any breach of any representation or warranty on the part of the Grantor contained in this Agreement or any other Project Document, or in respect of the Guarantor Security Agreement Collateral pledged by it hereunder or made in connection herewith or therewith. The obligations of the Grantor contained in this paragraph shall survive the termination of this Agreement and the discharge of the Grantor's other obligations hereunder.

                  (d) This Agreement shall create a continuing security interest in the Guarantor Security Agreement Collateral until the release thereof pursuant to Section 9.8.

                  SECTION 2.2. Security Interest Absolute. The parties hereto shall not challenge or question in any proceeding the validity or enforceability of this Agreement as a whole or any term or provision contained herein or the validity of any Lien or Financing Statement in favor of the Collateral Agent. All rights of the Collateral Agent and the other Secured Parties and all security interests hereunder shall, to the fullest extent permitted by law, be absolute and unconditional irrespective of:

                  (a) any invalidity, irregularity or unenforceability of any Finance Document or any other agreement or instrument relating thereto, or any amendment, change or modification of any of the Finance Documents;

                  (b) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability to, or stay of actions or lien enforcement proceedings against, the Grantor, its property or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation or similar proceeding against or otherwise involving or affecting the Grantor;

                  (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Finance Document;

                  (d) any change in the time, order or method of attachment or perfection of Liens or the filing or recording of Financing Statements or other Security Documents and irrespective of anything contained in any filing or agreement to which the Collateral Agent or any other Secured Party may now or hereafter be a party;

                  (e) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of, or consent to departure from, any guaranty for all or any of the Secured Obligations; or

                  (f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Grantor or a third party pledgor, except as otherwise provided herein.

                  SECTION 2.3. Power of Attorney. (a) The Grantor hereby irrevocably constitutes and appoints the Collateral Agent, on behalf of itself and the other Secured Parties, or any Person, officer or agent thereof whom the Collateral Agent may designate, as the Grantor's true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, at the Grantor's cost and expense, to exercise at any time in the Collateral Agent's discretion all or any of the following powers, which, being coupled with an interest, shall be irrevocable until the Debt Termination Date (as defined in the Intercreditor Agreement):

                           (i) to receive, take, endorse, sign, assign and deliver, all in the Collateral Agent's name or the Grantor's name, any and all checks, notes, drafts, and other documents or instruments relating to the Guarantor Security Agreement Collateral;

                           (ii) to receive, open and dispose of all mail addressed to the Grantor and to notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent designates;

                           (iii) to request from account debtors of the Grantor, in the Grantor's name or in the name of the Collateral Agent or the Collateral Agent's designee, information concerning the Receivables and the amounts owing thereon;

                           (iv) to transmit to account debtors indebted on Receivables notice of the Collateral Agent's interest therein;

                           (v) to notify account debtors indebted on Receivables to make payment directly to the Collateral Agent;

                           (vi) to take or bring, in the Grantor's name or in the Collateral Agent's name on behalf of the Secured Parties, all steps, actions, suits or proceedings deemed by the Collateral Agent to be necessary or desirable to enforce or effect collection of the Receivables;

                           (vii) to the fullest extent permitted by law, to prepare, sign and file any Financing Statements or file this Agreement in the name of the Grantor as debtor;

                           (viii) if the Grantor shall have failed to do so in a timely manner, to take or cause to be taken all actions necessary to perform or comply, or cause performance or compliance with, the covenants of the Grantor contained in any Transaction Document;

                           (ix) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Guarantor Security Agreement Collateral;

                           (x) to defend any suit, action or proceeding brought against the Grantor with respect to any Guarantor Security Agreement Collateral;

                           (xi) to settle, compromise or adjust any suit, action or proceeding described in the preceding clause (x) and, in connection therewith, to give such discharges or releases as the Collateral Agent, acting pursuant to the Intercreditor Agreement, or as otherwise expressly provided herein, may deem appropriate;

                           (xii) generally, to sell or transfer and make any agreement with respect to or otherwise deal with any of the Guarantor Security Agreement Collateral as fully and completely as though the Secured Parties were the absolute owner thereof for all purposes, and to do, at the Secured Parties' option and the Grantor's expense, at any time, or from time to time, all acts and things which the Collateral Agent, acting pursuant to the Intercreditor Agreement, or as otherwise expressly provided herein, deem necessary to protect, preserve or realize upon the Guarantor Security Agreement Collateral and the Liens of the Secured Parties thereon;

                           (xiii) to execute, in connection with any foreclosure, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Guarantor Security Agreement Collateral;

                           (xiv) to exercise the Grantor's rights under any Contract in accordance with Section 6.1; and

                           (xv) to exercise any and all other rights, remedies, powers and privileges of the Grantor with respect to the Guarantor Security Agreement Collateral;

provided, however, that the Collateral Agent shall not exercise its powers under clauses (i), (ii), (iii), (iv), (v), (vi), (ix), (x), (xi), (xii), (xiii), (xiv)
or (xv) unless a Trigger Event of which the Collateral Agent has actual knowledge has occurred and is continuing.

                  (b) The Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. The Grantor hereby acknowledges and agrees that in acting pursuant to this power-of-attorney the Collateral Agent shall be acting in its own interest and in the interest of the other Secured Parties and the Grantor acknowledges and agrees that the Collateral Agent and the other Secured Parties shall have no fiduciary duties to the Grantor and the Grantor hereby waives any claims to the rights of a beneficiary of a fiduciary relationship hereunder. To the extent applicable, this power of attorney shall be deemed given pursuant to the provisions of La. R.S. Section 9: 5388.

                  SECTION 2.4. Inspection and Verification. The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, no more often than once each year, unless an Event of Default has occurred and is continuing, and, if an Event of Default has occurred and is continuing, at any reasonable time or times, in each case upon ten (10) days' notice and at the Grantor's own cost and expense, to inspect the Guarantor Security Agreement Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Guarantor Security Agreement Collateral is located, to discuss the Grantor's affairs with the appropriate officers of the Grantor and its independent accountants and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Guarantor Security Agreement Collateral, including, in the case of Receivables or Guarantor Security Agreement Collateral in the possession of any third party, by contacting account debtors or the third party possessing such Guarantor Security Agreement Collateral for the purpose of making such a verification. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any other Secured Party.

                                   ARTICLE III
             GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

                  The Grantor hereby represents, warrants and covenants to the Collateral Agent and the other Secured Parties, which representations, warranties and covenants shall survive execution and delivery of this Agreement and the making and repayment of the Secured Obligations, subject to the provisions of Section 9.9, as follows:

                  SECTION 3.1. Title and Authority. The Grantor has good and valid rights in and title to the Guarantor Security Agreement Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Guarantor Security Agreement Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any Person other than any consent or approval that has been obtained and is in full force and effect.

                  SECTION 3.2.  Validity, Perfection and Priority of Lien.

                  (a) This Agreement creates in favor of the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Guarantor Security Agreement Collateral and the proceeds thereof owned by the Grantor, and when Financing Statements in appropriate form are filed in the offices specified on Schedule I hereto, the Lien created under this Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Grantor in such Guarantor Security Agreement Collateral and the proceeds thereof, in each case prior and superior in right to any other Person, subject only to Permitted Liens.

                  (b) (i) Fully executed Financing Statements or other appropriate filings, recordings or registrations containing a description of the Guarantor Security Agreement Collateral have been delivered to the Collateral Agent for filing in each governmental, municipal or other office specified in
Schedule I, which are all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a valid and perfected security interest in favor of the Collateral Agent (for the benefit of itself and for the ratable benefit of the Secured Parties) in respect of all Guarantor Security Agreement Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under Applicable Law with respect to the filing of continuation statements and except that recordation of the Security Interest in the United States Patent and Trademark Office may be necessary with respect to Guarantor Security Agreement Collateral consisting of Patents and Trademarks and recordation of the Security Interest, in addition to registration of any unregistered copyrights, in the United States Copyright Office may be necessary with respect to Guarantor Security Agreement Collateral consisting of Copyrights. The Grantor will pay any applicable filing fees and related expenses. The Grantor hereby irrevocably authorizes the Collateral Agent to file any such Financing Statements without its signature as the debtor.

                  (ii) The Instruments listed on Schedule II hereto, which, as of the date hereof, constitute all instruments of the Grantor, and all other Chattel Paper have been stamped to indicate the Security Interest of the Collateral Agent for itself and the ratable benefit of the Secured Parties hereunder.

                  SECTION 3.3. No Liens; Other Financing Statements. (a) Except for the Lien granted to the Collateral Agent for itself and the ratable benefit of the Secured Parties hereunder and Permitted Liens, and, further, except for the interest in and control over the Depositary Accounts of and by the Depositary Bank as provided in the Indenture, the Grantor is, and as to all Guarantor Security Agreement Collateral whether now existing or hereafter acquired after the date hereof, the Grantor will and will continue to be the owner of valid and marketable title in and to each item of the Guarantor Security Agreement Collateral free and clear of any and all Liens other than Permitted Liens and the Grantor shall defend the Guarantor Security

Agreement Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent or any other Secured Party.

                  (b) Other than Financing Statements filed in connection herewith, there is no Financing Statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Guarantor Security Agreement Collateral except
(i) Financing Statements filed in connection with Permitted Liens, and (ii) Financing Statements for which proper termination statements have been delivered to the Collateral Agent for filing. The Grantor will not execute or authorize any Financing Statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Guarantor Security Agreement Collateral to be filed in any public office, except Financing Statements filed or to be filed in respect of and covering the security interests granted hereby to the Collateral Agent by the Grantor and Financing Statements filed in respect of and covering Permitted Liens.

                  SECTION 3.4. Chief Executive Office; Name; Records. (a) The chief executive office and principal place of business of the Grantor is located at 10719 Airline Highway, Baton Rouge, Louisiana, 70816-4271. The Grantor's taxpayer identification number is 41-1870498. Except as permitted by the Indenture, the Grantor will not (i) move its chief executive office, (ii) change its taxpayer identification number or limited liability company status or (iii) change its name from, nor carry on business under any name other than "Louisiana Generating LLC," unless, in the case of clause (i), (ii) or (iii), it has complied with the requirements of Section 3.4(b). The originals of all documents evidencing all Contracts and Receivables of the Grantor, and the only original books of account and records concerning the Guarantor Security Agreement Collateral are, and will continue to be, kept at, and controlled and directed (including, without limitation, for general accounting purposes) from, such chief executive office, or at such new location for such chief executive office as the Grantor may establish in accordance with Section 3.4(b).

                  (b) The Grantor shall not establish a new location for its chief executive office or change its taxpayer identification number, limited liability company status or name or the name under which it presently conducts its business unless (i) it has given to the Collateral Agent not less than thirty (30) days' prior written notice of its intention so to do, clearly describing such new location or specifying such new name (if applicable), as the case may be, and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new location, taxpayer identification number, organizational status or name, as the case may be, the Grantor shall have taken all action, satisfactory to the Collateral Agent, to maintain the security interest of the Collateral Agent in the Guarantor Security Agreement Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

                  SECTION 3.5. Additional Statements and Schedules. The Grantor shall execute and deliver to the Collateral Agent, from time to time, for its convenience in maintaining a record of the Guarantor Security Agreement Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Guarantor Security Agreement Collateral.

                  SECTION 3.6. Further Actions. The Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Guarantor Security Agreement Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, Financing Statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Guarantor Security Agreement Collateral and other property or rights covered by the Security Interest hereby granted by the Grantor to perfect, preserve or protect its security interest in the Guarantor Security Agreement Collateral within thirty (30) days after any request by the Collateral Agent or such earlier date as may be required by applicable law or necessary to preserve or protect the security interests in the Guarantor Security Agreement Collateral granted by the Grantor pursuant to this Agreement, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Lien created hereby and the filing of any Financing Statements or other documents in connection herewith.

                                   ARTICLE IV
          SPECIAL PROVISIONS CONCERNING INVENTORY AND EQUIPMENT

                  SECTION 4.1. Maintenance of Insurance; Protection of Security Interest. The Grantor shall carry with respect to the Guarantor Security Agreement Collateral and its use such insurance, if any, as shall be required under the Indenture.

                  SECTION 4.2. Location of Inventory and Equipment. All Inventory and Equipment to be owned as of the Closing Date (as defined in the Acquisition Agreement) of the Acquisition (as defined in the Indenture) by the Grantor will be located at one of the locations shown on Schedule 4.2 (other than Equipment undergoing repairs). The Grantor agrees that all Inventory and Equipment now held or subsequently acquired by it shall be kept at (or shall be in transport to) one of the locations on Schedule 4.2.

                  SECTION 4.3 Inventory Records. The Grantor shall maintain, at its own cost and expense, satisfactory and complete Inventory Records.

                                    ARTICLE V
                          SPECIAL PROVISIONS CONCERNING
                     RECEIVABLES, CONTRACTS AND INSTRUMENTS

                  SECTION 5.1. Additional Representations and Warranties. As of the time when each of its Receivables arises, the Grantor shall be deemed to have represented and warranted to the best of its knowledge that such Receivable and all records, papers and documents relating thereto (if any) are genuine and in all respects what they purport to be, and that all papers and documents (if any) relating thereto (i) will (subject to dispute, return, replacement, settlement or compromise) represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by such account debtor arising out of the performance of labor or services or the sale and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for purposes other than general accounting purposes), (iii) will (subject to dispute, return, replacement, settlement or compromise) evidence true and valid obligations, enforceable in accordance with their respective terms, not subject to the fulfillment of any contract or condition whatsoever unless set forth in the writing and not subject to any defenses, set-offs or counterclaims or stamp or other taxes, and not subject to any provisions prohibiting the Security Interest granted hereunder, and (iv) will be in compliance and will conform with all Applicable Law.

                  SECTION 5.2. Maintenance of Records; Legending of Records. The Grantor will keep and maintain at its own cost and expense satisfactory and complete records of its Receivables for at least five (5) years from the date on which the Receivable comes into existence, including, without limitation, records of all payments received and all credits granted thereon, and the Grantor will make the same available to the Collateral Agent and the other Secured Parties for inspection in accordance with Section 2.4. The Grantor shall, at its own cost and expense, deliver all tangible evidence of its Receivables (including, without limitation, all documents evidencing the Receivables) and books and records that the Collateral Agent may request to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by the Grantor) at any reasonable time during normal business hours upon the Collateral Agent's demand. The Grantor shall, at the Collateral Agent's request and at the Grantor's own cost and expense, legend in form and substance satisfactory to the Collateral Agent, the Guarantor Security Agreement Collateral, as well as books, records and documents of the Grantor evidencing or pertaining to the Guarantor

Security Agreement Collateral, with an appropriate reference to the fact that the items constituting the Guarantor Security Agreement Collateral have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

                  SECTION 5.3. Modification of Terms; No Payment to Grantor. The Grantor shall not, other than in the ordinary course of business, rescind or cancel any indebtedness evidenced by any Receivable or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable or interest therein, without the prior written consent of the Collateral Agent, acting pursuant to the Intercreditor Agreement, or as otherwise expressly provided herein. The Grantor will duly fulfill all obligations on its part to be fulfilled under or in connection with the Receivables and will do nothing to impair the rights of the Collateral Agent in the Receivables.

                  SECTION 5.4. Collection. The Grantor shall take all commercially reasonable actions to cause to be collected from the account debtors of each of the Receivables, as and when due (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivables, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivables.

                  SECTION 5.5. Instruments. If any of the Receivables becomes evidenced by an Instrument having a face value in excess of $5,000 and a maturity of thirty (30) days or longer, the Grantor shall promptly notify the Collateral Agent thereof in writing, and within ten (10) days of a request by the Collateral Agent therefor, shall deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent as further security hereunder. Notwithstanding the foregoing, at such time that an Event of Default shall have occurred and be continuing, or at such time as the Grantor shall own or acquire Instruments which in the aggregate exceed $20,000, the Grantor shall deliver all Instruments to the Collateral Agent within ten (10) days, appropriately endorsed to the order of the Collateral Agent as further security hereunder.

                                   ARTICLE VI
                       SPECIAL PROVISIONS CONCERNING CONTRACTS

                  SECTION 6.1. Security Interest in Contract Rights. The Grantor's grant, pursuant to Section 2.1, to the Collateral Agent, of a security interest in all of its right, title and interest in and to each and all of the Contracts and the contract rights thereunder, includes, but is not limited to:

                           (i) all (A) rights to payment under any Contract and
         (B) payments due and to become due under any Contract, in each case whether as contractual obligations, damages or otherwise;

                           (ii) all of its claims, rights, powers, privileges and remedies under any Contract; and

                           (iii) all of its rights under any Contract to make determinations, to exercise any election (including, without limitation, election of remedies) or option or to give or receive any notice, consent, waiver or approval together with full power and authority with respect to any Contract to demand, receive, enforce, collect or receipt for any of the foregoing rights or any property the subject of any of the Contracts, to enforce or execute any checks or other instruments or orders, to file any claims and to take any action which, in the opinion of the Collateral Agent, may be necessary or advisable in connection with any of the foregoing (the Contracts, together with all of the foregoing in this Section 6.1, the "Contract Rights");

provided, however, that, unless a Trigger Event shall have occurred and be continuing, notwithstanding anything else herein to the contrary, the Grantor may, subject to the terms and provisions of the Finance Documents, exclusively exercise all of its rights, powers, privileges and remedies under the Contracts.

                  SECTION 6.2. Further Protection. The Grantor warrants and forever shall defend the title to the Contract Rights against the claims and demands of any Person other than the Collateral Agent and the Secured Parties, and hereby grants the Collateral Agent full power and authority, upon the occurrence and during the continuance of a Trigger Event, to take all actions as the Collateral Agent, acting pursuant to the Intercreditor Agreement, or as otherwise expressly provided herein, reasonably deems necessary or advisable to effectuate the provisions set forth in this sentence.

                  SECTION 6.3. Liabilities Under Receivables and Contracts. Anything herein to the contrary notwithstanding (including, without limitation, the grant of any rights to the Collateral Agent), the Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder and under or with respect to the Guarantor Security Agreement Collateral, all in accordance with the terms of any agreement giving rise to each such Receivable, Contract or procurement of Guarantor Security Agreement Collateral. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract or with respect to the Guarantor Security Agreement

Collateral by reason of or arising out of this Agreement or the receipt by the Collateral Agent of any payment relating to such Receivable, Contract or Guarantor Security Agreement Collateral pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of the Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Receivable (or any agreement giving rise thereto) or under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

                  SECTION 6.4. Remedies. Upon the occurrence of any Trigger Event, the Collateral Agent shall have the rights set forth in Article VIII, and, acting pursuant to the Intercreditor Agreement, or as otherwise expressly provided herein, may (i) enforce all remedies, rights, powers and privileges of the Grantor under any or all of the Contracts, (ii) sell any or all of the Contract Rights at public or private sale upon at least ten (10) days' prior written notice and/or (iii) substitute itself or any nominee or trustee in lieu of the Grantor as party to any of the Contracts and to notify the obligor of any Contract Right (the Grantor hereby agreeing to deliver any such notice at the request of the Collateral Agent) that all payments and performance under the relevant Contract shall be made or rendered to the Collateral Agent or such other Person as the Collateral Agent may designate.

                                   ARTICLE VII
                        DUTY OF CARE OF COLLATERAL AGENT

                  SECTION 7.1. Collateral Agent's Duties; Reasonable Care. The Collateral Agent shall have the duty to exercise reasonable care in the custody and preservation of any Guarantor Security Agreement Collateral in its possession, which duty shall be fully satisfied if the Collateral Agent maintains safe custody of such Guarantor Security Agreement Collateral in accordance with customary banking standards.

                  SECTION 7.2. Further Protection. In acting hereunder, the Collateral Agent shall be entitled to the same rights, indemnities and immunities as afforded to it under the Intercreditor Agreement.

                                  ARTICLE VIII
                   REMEDIES UPON OCCURRENCE OF A TRIGGER EVENT

                  SECTION 8.1. Remedies; Obtaining the Guarantor Security Agreement Collateral upon Trigger Event. (a) Upon the occurrence and during the continuance of a Trigger Event, the Collateral Agent, acting pursuant to the Intercreditor Agreement, or as otherwise expressly provided herein, shall be entitled to exercise on behalf of itself and the other Secured Parties, all the rights and remedies of a secured party under the UCC as in effect in any relevant jurisdiction and all rights now or hereafter existing under all other Applicable Law to enforce this Agreement and the security interests contained herein, and, in addition, subject to any Applicable Laws then in effect, the Collateral Agent, acting pursuant to the Intercreditor Agreement, or as otherwise expressly provided herein, may, but is under no obligation to, in addition to its other rights and remedies hereunder, including without limitation under Section 8.2 and Section 8.6, and also the rights of the Collateral Agent and the other Secured Parties under any of the Transaction Documents, do any of the following to the fullest extent permitted by applicable law:

                  (i) personally, or by agents, trustees or attorneys, immediately take possession of the Guarantor Security Agreement Collateral or any part thereof, from the Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Grantor's premises or such other Person's premises where any of the Guarantor Security Agreement Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Grantor;

                  (ii) instruct the obligor or obligors of any agreement, instrument or other obligation (including, without limitation, the Receivables and the Contracts) constituting the Guarantor Security Agreement Collateral to make any payment required by the terms of such instrument or agreement directly to the Collateral Agent; and

                  (iii) take possession of the Guarantor Security Agreement Collateral or any part thereof, by directing the Grantor in writing to turn over the same to the Collateral Agent at the Project Site or, to the extent such Guarantor Security Agreement Collateral may be moved, to deliver the same to the Collateral Agent at any other place or places designated by the Collateral Agent, in which event the Grantor shall, at its own expense, (A) forthwith turn over the same to the Collateral Agent at one of the locations on Schedule 4.2 or cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent, as the case may be, (B) store and keep any Guarantor Security Agreement Collateral so turned over or delivered to the Collateral Agent at one of the locations on

Schedule 4.2 or at such place or places pending further action by the Collateral Agent as provided in Section 8.2, and (C) while the Guarantor Security Agreement Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain the Guarantor Security Agreement Collateral in good condition.

                  (b) The Grantor's obligation to turn over or deliver the Guarantor Security Agreement Collateral as set forth above is of the essence of this Agreement and, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to obtain a decree requiring specific performance by the Grantor of said obligation.

                  (c) When Guarantor Security Agreement Collateral is in the Collateral Agent's possession, (i) the Grantor shall pay (or reimburse the Collateral Agent on demand for) all reasonable expenses (including the cost of any insurance and payment of taxes or other charges) incurred in the custody, preservation, use or operation of the Guarantor Security Agreement Collateral, and the obligation to reimburse all such expenses shall be secured hereby, and
(ii) the risk of accidental loss or damage shall be on the Grantor to the extent of any deficiency in any effective insurance coverage.

                  SECTION 8.2. Remedies; Disposition of the Guarantor Security Agreement Collateral. Any Guarantor Security Agreement Collateral repossessed by the Collateral Agent under or pursuant to Section 8.1 and any other Guarantor Security Agreement Collateral, whether or not so repossessed by the Collateral Agent, may, to the extent permitted by any contract terms governing such Guarantor Security Agreement Collateral and to the fullest extent permitted by applicable law, be sold, leased or otherwise disposed of under one or more contracts or as an entirety, whether by public or private sale and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms (whether cash or credit, and in the case of credit, without assumption of future credit risk) as the Collateral Agent may, in compliance with Applicable Law, determine to be commercially reasonable. If any Guarantor Security Agreement Collateral is sold by the Collateral Agent upon credit or for future delivery, the Collateral Agent shall not be liable for the failure of the purchaser to pay for the same and in such event the Collateral Agent may resell the Guarantor Security Agreement Collateral. In no event shall the Grantor be credited with any part of the proceeds of sale of any Guarantor Security Agreement Collateral until payment thereof in cash or cash equivalents has actually been received by the Collateral Agent. Any of the Guarantor Security Agreement Collateral may be sold, leased or otherwise disposed of, or options or contracts may be entered to do so, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair which the Collateral Agent shall determine to be commercially reasonable.

Any such disposition shall be made upon not less than ten (10) days' written notice to the Grantor specifying the time such disposition is to be made and, if such disposition shall be a public sale, specifying the place of such sale. Any such sale may be adjourned by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by Applicable Law, the Collateral Agent or any other Secured Party may itself bid for and become the buyer of the Guarantor Security Agreement Collateral or any item thereof offered for sale at a public auction without accountability to the Grantor.

                  SECTION 8.3. Louisiana Remedies. To the extent that the laws of the State of Louisiana govern any provision of this Agreement, or there is a provision of this Agreement related to an asset located in the State of Louisiana or in which a security interest is perfected under the laws of the State of Louisiana (and nothing in this Section 8.3 is intended to derogate from any choice of law provision contained in this Agreement), in addition to all other rights and remedies provided or permitted by Louisiana and other laws, if a Trigger Event shall have occurred, the Collateral Agent shall have the right to cause the Guarantor Security Agreement Collateral to be seized and sold under Louisiana executory or ordinary process, at the Collateral Agent's sole option, without appraisement, appraisement being hereby expressly waived, as an entirety or in portions as the Collateral Agent may determine, to the highest bidder for cash, and otherwise exercise the rights, powers and remedies afforded herein and under applicable Louisiana law. For purposes of Louisiana executory process, the Guarantor acknowledges the liens and security interests herein created and the Secured Obligations, and the Guarantor does hereby confess judgment in favor of the Secured Parties for the full amount of the Secured Obligations, whether now existing or hereafter arising. Any and all declarations of fact made by authentic act before a notary public in the presence of two witnesses by a person declaring that such facts lie within his or her knowledge shall constitute authentic evidence of such facts for purpose of executory process. The Guarantor waives: (a) the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724, and all other laws conferring the same; (b) the demand and three days' delay accorded by Louisiana Code of Civil Procedure Articles 2639 and 2721; (c) the notice of seizure required by Louisiana Code of Civil Procedure Articles 2293 and 2721; (d) the three days' delay provided by Louisiana Code of Civil Procedure Articles 2331 and 2722; and (e) the benefit of the other provisions of Louisiana Code of Civil Procedures Articles 2331, 2722 and 2723, not specifically mentioned above. In the event the Guarantor Security Agreement Collateral or any part thereof is seized as an incident to an action for the recognition of enforcement of this Agreement by executory process, ordinary process, sequestration, writ of fieri facias or otherwise, the Guarantor and the Collateral Agent agree that the court issuing any such order shall, if petitioned for by the Collateral Agent, direct the applicable marshal or sheriff to appoint as a keeper of the Guarantor Security Agreement Collateral, the Collateral Agent or any agent designated by the Collateral Agent at the time such seizure is effected. This designation of a keeper will be pursuant to La. R.S. Sections
9:5136-9:5140.2. The Collateral Agent or its agent shall be entitled to all the rights and benefits of a keeper afforded thereunder as the same may be amended, and shall be entitled to reasonable compensation, in excess of its reasonable costs and expenses incurred in the administration or preservation of the Guarantor Security Agreement Collateral, an amount equal to One Thousand
Dollars ($1,000) per day. References in this Agreement to a "receiver" or words of similar input shall include a keeper appointed pursuant to the provisions of this Section 8.3. The Collateral Agent shall not be under any obligation to petition such court for the appointment of a keeper.

                  SECTION 8.4. Waiver. (a) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT'S TAKING POSSESSION OR THE COLLATERAL AGENT'S DISPOSITION OF ANY OF THE COLLATERAL IN ACCORDANCE WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE GRANTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND THE GRANTOR HEREBY FURTHER WAIVES:

                           (i) all damages occasioned by such taking of possession except any damages which are finally judicially determined to have been the direct result of the Collateral Agent's gross negligence or wilful misconduct;

                           (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's and the other Secured Parties' rights hereunder;

                           (iii) demand of performance or other demand, notice of intent to demand or accelerate, notice of acceleration, presentment, protest, advertisement or notice of any kind to or upon the Grantor or any other Person; and

                           (iv) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Guarantor Security Agreement Collateral or any portion thereof, and the Grantor, for itself and all who may claim under it, insofar as it or they may now or hereafter lawfully do so, hereby waives the benefit of such laws.

                  (b) Without limiting the generality of the foregoing, the Grantor hereby: (i) authorizes the Collateral Agent, in its sole discretion and without notice to or demand upon the Grantor and without otherwise affecting the obligations of the Grantor hereunder from time to time, to take and hold other collateral granted to it by any other Person (in addition to the Guarantor Security Agreement Collateral) for payment of any Secured Obligations, or any part thereof, and to exchange, enforce or release such other collateral or any part thereof, and to accept and hold any endorsement or guarantee of payment of the Secured Obligations or any part thereof, and to release or substitute any endorser or guarantor or any other Person granting security for or in any way obligated upon any Secured Obligations, or any part thereof; and (ii) waives and releases any and all right to require the Collateral Agent or the other Secured Parties to collect any of the Secured Obligations from any specific item or items of Guarantor Security Agreement Collateral or from any other party liable as guarantor or in any other manner in respect of any of the Secured Obligations or from any collateral (other than the Guarantor Security Agreement Collateral) for any of the Secured Obligations.

                  (c) Any sale of, or the grant of options to purchase, or any other realization upon, any Guarantor Security Agreement Collateral shall, provided that it is done in accordance with applicable law and this Agreement, operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against the Grantor and against any and all Persons claiming or attempting to claim the Guarantor Security Agreement Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Grantor.

                  SECTION 8.5. Application of Proceeds; Grantor Liable for Deficiency. The Collateral Agent shall apply the net proceeds of any collection, sale or other realization of all or any part of the Guarantor Security Agreement Collateral pursuant to this Agreement, and any other cash at the time of such collection, sale or other realization held by the Collateral Agent under this Agreement, in accordance with Article V of the Intercreditor Agreement. The Grantor shall remain liable to the extent of any deficiency between the amount of proceeds of the Guarantor Security Agreement Collateral and the aggregated amount of the Secured Obligations in accordance with the Finance Documents.

                  SECTION 8.6. No Waiver; Remedies Cumulative. No failure or delay on the part of any Secured Party in exercising any right, remedy, power or privilege hereunder and no course of dealing between the Grantor and any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which any Secured Party would otherwise have on any future occasion. The rights and remedies herein expressly provided are cumulative and may be exercised singly or concurrently and as often and in such order as any Secured Party deems expedient and are not exclusive of any rights or remedies which the Secured Parties would otherwise have whether by agreement or now or hereafter existing under Applicable Law. No notice to or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Secured Parties to any other or future action in any circumstances without notice or demand.

                  SECTION 8.7. Discontinuance of Proceedings. In case any Secured Party shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to such Secured Party, then, in every such case, subject to the terms of any final non-appealable judgment rendered in any such proceeding, the Grantor, the Secured Parties and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Guarantor Security Agreement Collateral, subject to the Security Interest created under this Agreement, and all rights, remedies and powers of the Secured Parties shall continue as if no such proceeding had been instituted.

                                   ARTICLE IX
                                 MISCELLANEOUS

                  SECTION 9.1. Notices. Unless otherwise specifically herein provided, all notices required or permitted under the terms and provisions hereof shall be in writing and any such notice shall become effective if given in accordance with the provisions of Section 12.5 of the Indenture.

                  SECTION 9.2. Amendment. No waiver, amendment, modification or termination of any provision of this Agreement, or consent to any departure by the Grantor therefrom, shall in any event be effective without the prior written consent of the Collateral Agent, acting pursuant to the Intercreditor Agreement, or as otherwise expressly provided herein, and none of the Guarantor Security Agreement Collateral shall be released without the written consent of the Collateral Agent, acting pursuant to the Intercreditor Agreement, or as otherwise expressly provided herein. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  SECTION 9.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Grantor and the Secured Parties, all future holders of the Secured

Obligations and their respective successors, transferees and assigns (to the extent such successors, transferees and assigns are permitted under the Finance Documents and the documents regarding additional Permitted Indebtedness), except that the Grantor may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent and in accordance with this Agreement.

                  SECTION 9.4. Survival. All agreements, statements, representations and warranties made by the Grantor herein or in any certificate or other instrument delivered by the Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other Finance Documents regardless of any investigation made by any Secured Party or made on their behalf.

                  SECTION 9.5. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  SECTION 9.6. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  SECTION 9.7. Grantor's Duties. Anything herein contained to the contrary notwithstanding, the Grantor shall remain liable to perform all of its obligations under or with respect to the Guarantor Security Agreement Collateral, and the Secured Parties shall not have any obligations or liabilities under or with respect to any Guarantor Security Agreement Collateral by reason of or arising out of this Agreement, nor shall the Secured Parties be required or obligated in any manner to perform or fulfill any of the obligations of the Grantor under or with respect to any Guarantor Security Agreement Collateral.

                  SECTION 9.8. Termination; Release. (a) Upon the occurrence of the Debt Termination Date, this Agreement shall terminate (except as provided in Section 9.4), and the Collateral Agent, at the written request and expense of the Grantor, will promptly execute and deliver to the Grantor the proper instruments (including UCC termination statements on form UCC-3) acknowledging the termination of this Agreement, and will duly assign, transfer and deliver to the Grantor (without recourse and without any representation or warranty of any kind) such of the Guarantor Security Agreement Collateral as may be in the possession of the Collateral Agent and has not theretofore been disposed of or otherwise applied or released.

                  (b) Upon the sale or disposition of any portion of the Guarantor Security Agreement Collateral permitted pursuant to the terms of the Finance Documents, including, but not limited to, any Permitted Asset Sale, the purchaser of such Guarantor Security Agreement Collateral shall, upon such purchase, acquire good title to the Guarantor Security Agreement Collateral so purchased, free of the security interest created by this Agreement. The Collateral Agent, upon the request, and at the expense, of the Grantor, shall execute and deliver all such documentation necessary to evidence such release of the security interest created in such Guarantor Security Agreement Collateral pursuant to this Agreement.

                  SECTION 9.9. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by any Secured Party in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by such Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Grantor or upon the appointment of any intervenor or conservator of, or trustee or similar official for, the Grantor or any substantial part of its assets, or upon the entry of an order by a bankruptcy court avoiding payment of such amount, or otherwise, all as though such payments had not been made.

                  SECTION 9.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which, taken together, shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

                  SECTION 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) THIS AGREEMENT IS A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). Regardless of any provision in any other Finance Document, for purposes of the UCC, New York shall be deemed to be the Depositary Bank's location and the Depositary Accounts (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York, without regard to the conflict of law rules thereof (other than Section 5-1401 of the New York General Obligations Law).

                  (b) Any legal action or proceeding against the Grantor with respect to this Agreement may be brought in the courts of the State of New York in the County of New York or of the State of Louisiana in any parish or of the United States for the Southern District of New York or any federal district of Louisiana and, by execution and delivery of this Agree-ment, the Grantor hereby irrevocably submits and accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Grantor agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon the Grantor, and may be enforced in any other jurisdiction, by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment. The Grantor hereby irrevocably designates, appoints and empowers CT Corporation System with offices on the date hereof at 111 Eighth Avenue, New York, N.Y. 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notice and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such agent, the Grantor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Collateral Agent. The Grantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Grantor at its address referred to in Section 12.5(a) of the Indenture, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of the Collateral Agent or any other Person to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Grantor in any other jurisdiction.

                  (c) The Grantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in clause (b) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (d) WITH REGARD TO THIS AGREEMENT, EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY.

                  SECTION 9.12. Authority of Collateral Agent. The Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by this Agreement, the other Finance Documents and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Grantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

                  SECTION 9.13. Conflict with Intercreditor Agreement. In case of a conflict between any provision of this Agreement and any provision of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control. No such conflict shall be deemed to exist merely because this Agreement imposes greater obligations on the Grantor than the Intercreditor Agreement.

                  SECTION 9.14. Indemnities and Expenses. The obligation of the Grantor to pay the costs and expenses of, and to indemnify, defend and hold harmless, the Collateral Agent, its agents, officers, directors and representatives and the other Secured Parties under and in connection with this Agreement shall be as provided in Section 2.4 of the Intercreditor Agreement as in effect as of the date hereof. No amendment to such Section 2.4 or termination of the Intercreditor Agreement shall affect the provisions of this Section 9.16 unless such amendment or termination shall have been consented to by the parties to this Agreement in accordance with the provisions hereof and of the other Finance Documents.

                  SECTION 9.15. Entire Agreement. This Agreement, together with any other agreement executed in connection herewith, is intended by the parties as a final expression of their agreement as to the matters covered hereby and is intended as a complete and exclusive statement of the terms and conditions thereof.

                  SECTION 9.16. Independent Security. The security provided for in this Agreement shall be in addition to and shall be independent of every other security which the Collateral Agent or the other Secured Parties may at any time hold for any of the Secured Obligations hereby secured, whether or not under the Security Documents. The execution of any other Security Document shall not modify or supersede the security interest or any rights or obligations contained in this Agreement and shall not in any way affect, impair or invalidate the effectiveness and validity of this Agreement or any term or condition hereof. The Grantor hereby waives its right to plead or claim in any court that the execution of any other Security Document is a cause for extinguishing, invalidating, impairing or modifying the effectiveness and validity of this Agreement or any term or condition contained herein. The Collateral Agent shall be at liberty to accept further security from the Grantor or from any third party and/or release such security without notifying the Grantor and without affecting in any way the obligations of the Grantor under the Security Documents or the other Finance Documents. The Collateral Agent, acting pursuant to the Intercreditor Agreement, or as otherwise expressly provided herein, shall determine if any security conferred upon the Collateral Agent and the other Secured Parties under the Security Documents shall be enforced by the Collateral Agent, as well as the sequence of securities to be so enforced.

                  SECTION 9.17. Third Party Beneficiaries. The agreements of the parties hereto are intended to benefit the Secured Parties and their respective successors and assigns.

                  SECTION 9.18. Limitation of Liability. The provisions of
Section 12.11 of the Indenture shall apply to this Agreement.

                  SECTION 9.19. Merger of Collateral Agent. Any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.



                                    LOUISIANA GENERATING LLC,
                                    as Grantor

                                    By: /s/ Craig A. Mataczynski
                                       ---------------------------------------
                                       Name:  Craig A. Mataczynski
                                       Title: Vice President



                                    THE CHASE MANHATTAN BANK,
                                    solely in its capacity as Collateral Agent



                                    By: /s/ Annette M. Marsula
                                        --------------------------------------
                                        Name: Annette M. Marsula
                                        Title: Vice President

                           A C K N O W L E D G M E N T



STATE OF  Minnesota

COUNTY OF  Hennepin

         Before me, the undersigned Notary Public, duly commissioned, qualified and sworn within and for the State and County aforesaid, personally came and appeared Craig A. Mataczynski, who acknowledged that he/she is a Vice President of Louisiana Generating LLC., a Delaware limited liability company (the "Company"), that as such duly authorized Vice President , by and with the authority of the Board of Directors of the Company, he/she signed and executed the foregoing instrument for and on behalf of the Company, as his/her and its free and voluntary act and deed, for the uses, purposes and benefits therein expressed.


                                                /s/ Craig A. Mataczynski
                                                -------------------------------
                                                        (Signature)

Sworn to and subscribed before me
this 30 day of March, 2000


/s/ Kathryn J. Osteraas                                [Notary Public STAMP]
--------------------------
NOTARY PUBLIC

My commission expires:  1-31-2005

                                                        Schedule I to Assignment
                                                          and Security Agreement

                                 Filing Offices

Office of the Clerk and Recorder of Mortgages, Parish of Pointe Coupee of the State of Louisiana.


                                    Sch. I-1

                                                       Schedule II to Assignment
                                                          and Security Agreement

                                  Instruments

                                      None.



                                   Sch. II - 1

                                                      Schedule III to Assignment
                                                          and Security Agreement



                                   Copyrights

                                      None.


                                  Sch. III - 1

                                                       Schedule IV to Assignment
                                                          and Security Agreement

                                     Patents

                                      None.


                                   Sch. IV - 1

                                                    Schedule V to Assignment and
                                                              Security Agreement

                                   Trademarks

                                      None.


                                   Sch. V - 1

                                                      Schedule 4.2 to Assignment
                                                          and Security Agreement

                       Location of Inventory and Equipment



 1.      5500 Hall Street
         St. Louis, Missouri  63147

 2.      Frank W. Hake Assoc.
         1790 Dock Street
         Memphis, Tennessee 38113

 3.      Cajun Electric Power Cooperative, Inc.
         10719 Airline Highway
         Baton Rouge, Louisiana 70816-4213

 4.      9951 Cajun 2 Road
         Louisiana Highway 981
         New Roads, Louisiana 70760

 5.      River Road
         Highway 415
         Jarreau, Louisiana 70749

 6.      Cajun Electric Power Cooperative, Inc.
         112 Telly Street
         New Roads, Louisiana 70760


                                  Sch. 4.2 - 1

                                                                       Exhibit A

                            LEGAL DESCRIPTION OF SITE


                                   Exhibit A-1

                              CAJUN I POWER PLANT

     Two certain tracts of land located in the Parish of Pointe Coupee, State of Louisiana, SECTIONS 16 AND 17, T4S-R11E AND SECTION 91, T4S-R11E, on the West bank of the Mississippi River, being a portion of a tract known as "NINA PLANTATION", and more particularly described as Tract "A" and Tract "B" according to a map of survey prepared by Cletus Langlois, Registered Professional Land Surveyor dated March 24, 2000, and entitled "ALTA/ACSM Land Title Survey: Cajun I Property (7808 River Road, HWY 415, Jarreau, LA. 70749) Being a Portion of "Nina Plantation" Situated in Sections 16 & 17, Township 4 South, Range 11 East & Sections 90 & 91, Township 5 South, Range 11 East, Southeastern Land District, West of the Mississippi River, Parish of Pointe Coupee, State of Louisiana for Louisiana Generating, L.L.C.; The Chase Manhattan Bank, as Collateral Agent & First American Title Insurance Company" (the "Survey").

TRACT A: A certain tract or parcel of land designated as "Tract A" being located in Section Sixteen (16), Township Four South (T-4-S), Range Eleven East (R-11-E) and Sections Ninety and Ninety One (90 & 91), Township Five South (T-5-S), Range Eleven East (R-11-E), Southeastern Land District, West of the Mississippi River, Parish of Pointe Coupee, State of Louisiana more particularly described as follows: Commencing at United States Geological Survey Monument P.B.M. 162/d having a lambert coordinate of North 733,848.01 feet, East 1,992,848.17 feet; thence South 17(degrees)05'12" East a distance of 3318.92 to a true Point of Beginning being a placed one-half inch diameter iron pipe on the westerly right-of-way limits of Louisiana State Highways Number 414 and 415; thence South 12(degrees)09'55" East along said westerly right-of-way limits of Louisiana State Highways Number 414 and 415 a distance of 2431.12 feet to a found one-half inch diameter iron pipe; thence North 65(degrees)24'55" West a distance of
192.70 feet to a calculated point being in an existing canal; thence North 59(degrees)25'25" West in said drainage canal a distance of 133.00 feet to a calculated point; thence South 69(degrees)34'05" West in said drainage canal a distance of 74.00 feet to a calculated point; thence South 18(degrees)02'05" West in said drainage canal a distance of 105.00 feet to a calculated point; thence South 29(degrees)02'05" West in said drainage canal a distance of 96.00 feet to a calculated point; thence South 72(degrees)06'05" West in said drainage canal a distance of 89.00 feet to a calculated point; thence North 45(degrees)41'55" West in said drainage canal a distance of 93.00 feet to a calculated point; thence North 6(degrees)59'35" East in said drainage canal a distance of 177.00 feet to a calculated point; thence North 84(degrees)50'25" West in said drainage canal a distance of 211.00 feet to a calculated point; thence South 71(degrees)14'35" West in said drainage canal a distance of
237.00 feet to a calculated point; thence North 38(degrees)59'55" West in said drainage canal a distance of 238.00 feet to a calculated point; thence North 65(degrees)42'55" West in said drainage canal a distance of 188.00 feet to a calculated point; thence North 52(degrees)50'55" West in said drainage canal a distance of 446.00 feet to a calculated point; Thence North 25(degrees)30'25" West in said drainage canal a distance of 184.00 feet to a calculated point; thence North 0(degrees)09'25" West in said drainage canal a distance of 234.00 feet to a calculated point; thence North 21(degrees)06'25" West in said drainage canal a distance of 93.00 feet to a calculated point; thence North 45(degrees)37'55" West in said drainage canal a distance of 111.000 feet to a calculated point; thence North 28(degrees)19'55" West in said drainage canal a distance of 244.00 feet to a calculated point;

thence North 58(degrees)02'55" West in said drainage canal a distance of 136.43 feet to a calculated point; thence North 30(degrees)33'28" West a distance of
451.62 feet to a calculated point being an existing drainage ditch; thence North 65(degrees)30'05" East in said drainage ditch a distance of 318.25 feet to a calculated point; thence North 76(degrees)45'05" East in said drainage ditch a distance of 276.83 feet to a placed one-half inch diameter iron pipe; thence North 75(degrees)59'05" East in said drainage ditch a distance of 1300.27 feet to the true Point of Beginning. Said above described tract or parcel of land contains 75.53 acres as shown on the Survey.

TRACT B: A certain tract or parcel of land designated as "Tract B" located in Sections Sixteen (16) & Seventeen (17), Township 4 South (T-4-S), Range Eleven East (R-11-E) Southeastern Land District, West of the Mississippi River, Parish of Pointe Coupee, State of Louisiana more particularly described as follows:
Commencing at United States Geological Survey Monument P.B.M. 162/d having a lambert coordinate of North 733,848.01 feet, East 1,992,848.17 feet; thence South 17(degrees)05'12" East a distance of 3318.92 feet to a placed one-half inch diameter iron pipe being on the westerly right-of-way limits of Louisiana State Highways Number 414 and 415; thence South 12(degrees)09'55" East along said westerly right-of-way limits of Louisiana State Highway Number 414 and 415 a distance of 449.58 feet to a calculated point; thence North 68(degrees)45'05" East a distance of 54.69 feet to a true Point of Beginning being a found concrete monument on the easterly right-of-way limits of Louisiana State Highways Number 414 and 415; thence North 68(degrees)45'05" East a distance of 1671.23 feet to a calculated point being at the average low water plane of the Mississippi River; thence South 10(degrees)24'18" East along said low water plane of the Mississippi River a distance of 1126.06 feet to a calculated point; thence South 68(degrees)45'05" West a distance of 1636.20 feet to a found concrete monument being on the easterly right-of-way limits of Louisiana State Highways Number 414 and 415; thence North-12(degrees)09'55" West along said easterly right-of-way limits of Louisiana State Highway Numbers 414 and 415 a distance of 1120.00 feet to the true Point of Beginning. Said above described tract or parcel of land contains 41.99 acres as shown on the Survey. LESS AND EXCEPT:

     A certain tract or parcel of land designated as Lease Site "C" being located in Section Sixteen (16), Township Four South (T-4-S), Range Eleven East (R-11-E) southeastern land district, west of the Mississippi River, Parish of Pointe Coupee, State of Louisiana more particularly described as follows:
Commencing at United State Geological Survey Monument P.B.M. 162/d having a Lambert Coordinate of North 733,848.01 feet, East 1,992,848.17 feet; thence south 17(degrees)05'12" East a distance of 3318.92 feet to a true point of beginning being a found one-half inch diameter iron pipe on the westerly right-of-way limits of Louisiana State Highways number 414 and 415; then South 12(degrees)09'55" East along said westerly right-of-way limits of Louisiana State Highways number 414 and 415 a distance of 552.06 feet to a calculated point; then South 77(degrees)55'19" West a distance of 755.60 feet to a calculated point; then North 12(degrees)20'41" West a distance of 160.60 feet to a calculated point; then South 77(degrees)45'12" West a distance of 368.05 feet to a calculated point; then South 12(degrees)03'57" East a distance of
160.30 feet to a calculated point; then South 77(degrees)55'45" West a distance of 215.72 feet to a calculated point; then South 49(degrees)13'50" West a distance of 326.71 feet to a calculated point in a drainage canal; then North 28(degrees)19' 55" West in the drainage canal a distance of 71.30 feet to a calculated point; then North 58(degrees)02' 55" West in the drainage canal a distance of 136.43 feet to a calculated point; then North 30(degrees)33' 28" West a distance of 451.62 feet to a calculated point in an existing drainage ditch; then North 65(degrees)30' 05" East in the drainage ditch a distance of 318.25 feet to a calculated point; then North 76(degrees)45' 05" East in the drainage ditch a distance of 276.83 feet to a found one-half inch diameter iron pipe; then North 75(degrees)59' 05" East in the drainage ditch a distance of 1300.27 feet to the true point of beginning, the above described tract or parcel of land containing 20.97 acres as shown on a survey entitled: "Map Showing Lease Site "C", Cajun 1 property being a portion of Tract "A", Cajun 1 property & "Nina" Plantation" by Patin Engineers & Surveyors, Inc. certified by Celtus Langlois, State of Louisiana registered professional land surveyor number 4723 dated March 24, 2000.

                  CAJUN II - COOLING TOWER - TRACT 1 PROPERTY

     A certain tract or parcel of land containing 24.22 acres and being designated as Tract "1", located in Section 5, Township 4 South - Range 11 East, Pointe Coupee Parish, Louisiana, and being more particularly described as follows:

From a POINT OF REFERENCE being the northwest corner of Section 6, Township 4 South - Range 11 East, then proceed North a distance of 534.91' to a point and corner; then proceed East a distance of 1,459.59' to the POINT OF BEGINNING; from the POINT OF BEGINNING proceed N 18(degrees)29'37" W a distance of 692.66' to a point and corner; then proceed N 71(degrees)30'23" E a distance of 1,207.11' to a point and corner; then proceed S 18(degrees)29'37" E a distance of 51.13' to a point and corner; then proceed N 71(degrees)30'23" E a distance of 1,215.70' to a point and corner; then proceed S 18(degrees)28'31" E a distance of 199.64' to a point and corner; then proceed S 71(degrees)30'23" W a distance of 1,269.37' to a point and corner; then proceed S 18(degrees)29'37" E a distance of 441.96' to a point and corner; then proceed S 71(degrees)30'23" W a distance of 1,153.43' to the POINT OF BEGINNING, containing 24.22 acres and is more fully shown on a map titled "Survey showing Cooling Towers Serving Units #1 and #2 For Cajun Electric Power Co-op, Inc." by E.J. Giering III, P.L.S. and dated March 31, 1983.

                   CAJUN II - WATER INTAKE - TRACT 2 PROPERTY

     A certain tract or parcel of land containing 48.53 acres and being designated as Tract "2", located in Section 5 and Section 6, Township 4 South - Range 11 East, Pointe Coupee Parish, Louisiana, and being more particularly described as follows:

From a POINT OF REFERENCE being the northwest corner of Section 6, Township 4 South - Range 11 East, proceed S 20(degrees)22'03" E a distance of 659.48' to an iron bar on the Section Line between Section 6 and Section 35; then proceed N 71(degrees)30'46" E a distance of 3,136.49' to the POINT OF BEGINNING of Tract 2; then from the POINT OF BEGINNING, proceed N 18(degrees)29'12" W a distance of 1,347.89' to a point and corner; then proceed N 71(degrees)30'23" a distance of 135.63' to a point and corner; then proceed S 18(degrees)26'55" E a distance of 1,089.25' to a point and corner; then proceed N 71(degrees)28'26" E a distance of 2,250.41' to a point and corner on the westerly right-of-way line of LA. Highway 981; then proceed N 21(degrees)33'53" W along the right-of-way line, a distance of 742.52' to a point and corner; then proceed N 75(degrees)34'59" E, crossing LA. Highway 981 and the right descending bank levee of the Mississippi River, a distance of 1,274.96' to a Mississippi River traverse line; then proceed S 14(degrees)52'25" E a distance of 912.96' to a point and corner; then proceed S 71(degrees)30'46" W crossing the right descending bank levee and L.A. Highway 981, a distance of 1,160.35' to an iron rod on the westerly right-of-way line of L.A. Highway 981; then proceed S 71(degrees) 30'46" W a distance of 2,399.31' to the POINT OF BEGINNING and containing 48.53 acres and is more fully shown on a map titled "Survey showing Water Intake Pump Station & Water Lines for Cajun Electric Power Co-op, Inc." by E.J. Giering III, P.L.S. and dated March 31, 1983.

                   CAJUN II -- SWITCHYARD -- TRACT 3 PROPERTY

     A certain tract or parcel of land containing 11.94 acres and being designated as Tract "3", located in Section 5 and Section 6, Township 4 South - Range 11 East, Pointe Coupee Parish, Louisiana, and being more particularly described as follows:

From a POINT OF REFERENCE being the northwest corner of Section 6, Township 4 South - Range 11 East, proceed North a distance of 961.68' to a point and corner; then proceed East a distance of 3,200.73' to the POINT OF BEGINNING; then from the POINT OF BEGINNING proceed N 18(degrees)26'55" W a distance of 701.45' to a point and corner; then proceed N 71(degrees)30'17" E a distance of 740.77' to a point and corner; then proceed S 18 (degrees)32'57" E a distance of 701.52' to a point and corner; then proceed S 71(degrees)30'36" W a distance of 742.00' to the POINT OF BEGINNING and containing 11.94 acres and is more fully shown on a map titled "Survey showing Switchyard For Cajun Electric Power Co-op, Inc." by E.J. Giering III, P.L.S. and dated March 31, 1983.

                CAJUN II -- COAL UNITS 1 & 2 -- TRACT 4 PROPERTY

     A certain tract or parcel of land containing 18.18 acres and being designated as Tract "4", located in Section 4 and Section 5, Township 4 South - Range 11 East, Point Coupee Parish, Louisiana, and being more particularly described as follows:

From a POINT OF REFERENCE being the northwest corner of Section 6, Township 4 South - Range 11 East, proceed North a distance of 1,631.49' to a point and corner; then proceed East a distance of 2,698.52'; then proceed N 71(degrees)27'53" E a distance of 380.0' to the POINT OF BEGINNING; then from the POINT OF BEGINNING proceed N 18(degrees)32'07" W a distance of 327.0' to a point and corner; then proceed S 71(degrees)27'53" W a distance of 67.0' to a point and corner; then proceed N 18(degrees)32'07" W a distance of 44.0' to a point and corner; then proceed N 71(degrees)27'53" E a distance of 67.0' to a point and corner; then proceed N 18(degrees)32'07" W a distance of 845.0' to a point and corner; then proceed N 71(degrees)27'53" E a distance of 710.0' to a point and corner; then proceed S 18(degrees)32'07" E a distance of 793.75' to a point and corner; then proceed S

71(degree)27'53" W a distance of 110.0' to a point and corner; then proceed S 18(degree)32'07" E a distance of 78.9' to a point and corner; then proceed S 71(degree)27'53" W a distance of 81.0' to a point and corner; then proceed S 18(degree)32'07" E a distance of 343.35' to a point and corner; then proceed S 71(degree)27'53" W a distance of 519.0' to the POINT OF BEGINNING and containing 18.18 acres and is more fully shown on a map titled "Survey showing
18.18 Acre Tract in Sections 4 & 5 of T 4 S - R 11 E, Pointe Coupee Parish, Louisiana" by A.J. Brouillette, P.L.S. and dated March 31, 1983.

                   CAJUN II - COAL UNIT 3 - TRACT 5 PROPERTY

     A certain tract or parcel of land containing 10.54 acres and being designated as Tract "5", located in Sections 4 and 5, Township 4 South - Range 11 East, Pointe Coupee Parish, Louisiana, and being more particularly described as follows:

     From a POINT OF REFERENCE being the northwest corner of Section 6, Township 4 South - Range 11 East, proceed North a distance of 1,631.49' to a point and corner; then proceed East a distance of 2,698.52' to the POINT OF BEGINNING; then from the POINT OF BEGINNING proceed N 18(degree)32'07" W a distance of 1,216.0' to a point and corner; then proceed N 71(degree)27'53" E a distance of 380.0' to a point and corner; then proceed S 18(degree)32'07" E a distance of 845.0' to a point and corner; then proceed S 71(degree)27'53" W a distance of 67.0' to a point and corner; then proceed S 18(degree)32'07" E a distance of 44.0' to a point and corner; then proceed N 71(degree)27'53" E a distance of 67.0' to a point and corner; then proceed S 18(degree)32'07" E a distance of 327.0' to a point and corner; then proceed S 71(degree)27'53" W a distance of 380.0' to the POINT OF BEGINNING and containing 10.54 acres and is more fully shown on a map titled "Survey showing 10.54 Acre Tract in Sections 4 & 5 of T 4 S- R 11 E, Pointe Coupee Parish, Louisiana" by A.J. Brouillette, P.L.S. and dated October 5, 1979.

                      CAJUN II  COMMON FACILITIES PROPERTY


          A certain tract or parcel of land located in Sections 31, 32, 86 and 87, Township 4 South, Range 10 East and Sections 3, 4, 5, 6, 35, 37, and 38, Township 4 South, Range 11 East, Pointe Coupee Parish, Louisiana, being more particularly described as follows:

     Begin at the corner common to Section 86 and Section 87, T4S-R10E and
Section 35 and Section 36, T4S-R11E, then proceed S 00 degrees 44' 39" E 1657.62 feet (S 00 degrees 00'00" W per title) to a point and corner; then N 69 degrees 52'18" W (N 70 degrees 31' 00" W per title) a distance of 330.50 feet to a point; then N 63 degrees 15' 05" W a distance of 335.83 feet (N 62 degrees 30' 00" W 346.96 feet per title) to a point and corner; then S 21 degrees 47' 53" W 7240.38 feet (S 22 degrees 32' 58" W 7248.55 feet per title) to a point and corner; then N 50 degrees 55' 15" W 404.03 feet (N 50 degrees 23' 23" W 404.93 feet per title) to a point; then along the arc of a curve to the left a distance of 374.37 feet (374.18 feet per title) the curve having a radius of 5679.65 feet with a delta of 3 degrees 46' 36" (3 degrees 46' 29" per title) to a point and corner; then S 18 degrees 45' 05" W 516.65 feet (S 19 degrees 22' 47" W 514.00 feet per title) to a point and corner; then N 62 degrees 42' 09" W 61.12 feet (N 61 degrees 55' 34" W 60.51 feet per title) to a point and corner; then N 18 degrees 30' 51" E 7620.48 feet (N 19 degrees 22' 47" E 7643.23 feet per title) to a point and corner; then S 68 degrees 06' 12" E (S 67 degrees 33' 00" E per title) 134.00 feet to a point; then S 67 degrees 57' 24" E (S 62 degrees 30' 00" E per title) 171.77 feet to a point and corner; then N 25 degrees 54' 58" E (N 26 degrees 28' 00" E per title) 1863.19 feet to a point; then along the arc of a curve to the right a distance of 805.90 feet (810.41 feet per title) the curve having a radius of 1059.37 feet with a delta of 43 degrees 35' 14" (43 degrees 49' 51" per title) to a point and corner; then N 00 degrees 33' 01" W 926.70 feet (N 00 degrees 08' 00" E 937.87 feet per title) to a point; then N 14 degrees 05' 12" E 794.58 feet to a two inch iron pipe (N 14 degrees 30' 00" E 792.0 feet per title); then N 13 degrees 41' 49" E 1649.98 feet (N 14 degrees 15' 40" E 1654.807 feet per title) to a half inch iron rod; then N 71 degrees 14' 40" E 6430.36 feet to a point and corner marked by a half inch iron rod; then N 16 degrees 55' 57" W 253.77 feet to a point and corner marked by a half inch iron rod; then N 71 degrees 21' 02" E 2891.01 feet to a point; then N 76 degrees 02' 17" E 394.16 feet to a point and corner; then S 36 degrees 28' 35" E 340.83 feet to a point; then S 23 degrees 26' 38" E 1350.818 feet to a point; then S 23 degrees 51' 38" E 24.8 feet to a point and corner; then N 68 degrees 53' 47" E 202.772 feet to a point and corner; then N 60 degrees 26' 28" E 462.252 feet to a point; then N 53 degrees 54' 46" E 400.308 feet to a point; then N 54 degrees 19' 00" E 234.022 feet to a point; then N 54 degrees 19' 00" E 111.421 feet (calculated) more or less a sufficient distance to the low water mark of the Mississippi River; then proceed downstream along the low water mark of the Mississippi River a sufficient distance to reach a point of intersection of the southeastern boundary of the property herein described; then N 70 degrees 57' 14" W 1238.40 feet more or less for a sufficient distance to reach a point marked by an iron rod; S 70 degrees 57' 14" W 5535.73 feet (S 71 degrees 30' 46" W 5568.978 feet per title) to a point and corner marked by an iron bar; then N 20 degrees 22' 03" W 659.48 feet (N 20 degrees 45' 00" W 661.67 feet per title) to a point and corner marked by an axle; then S 71 degrees 14' 01" W 1350.50 feet (S 71 degrees 54' 00" W 1331.88 feet per title) to a two inch iron pipe; then S 71 degrees 15' 00" W 3589.98 feet (3494.70 feet per title) to a point and corner marked by an axle; then N 30 degrees 43' 32" W 814.80 feet (N 28 degrees 45' 00" W 795.22 feet per title) to a point and corner marked by a fence corner; then S 70 degrees 59' 15" W 1012.53 feet (S 72 degrees 03' 00" W 1006.47 feet per title) to a point marked by a concrete monument; then along the arc of a curve to the left a distance of 86.83 feet (86.13 feet per title) the curve having a radius of 899.37 feet with a delta of 5 degrees 31' 54" (5 degrees 29' 13" per title) to a point and corner marked by a concrete monument; then S 00 degrees 36' 39" E 1051.08 feet (S 00 degrees 08' 00" W 1050.01 feet per title) to a two inch iron pipe which is the Point of Beginning, as shown on the map of survey prepared by Neel-Schaffer, Inc. Brown & Butler, dated September 4, 1996, last revised March 27, 2000, entitled "ALTA/ACSM Land Title Survey of a 2428.6(double dagger) Acre Tract in Sections 31, 32, 86 and 87, T-4-S, R-10-E, and Sections 3, 4, 5, 6, 35, 37 and 38, T-4-S, R-11-E, Pointe Coupee Parish, Louisiana"; LESS AND EXCEPT:

     five (5) tracts or parcels of land, together with all improvements thereon, more particularly described above as: Cajun II Cooling Tower -- Tract 1 Property; Cajun II Water Intake -- Tract 2 Property; Cajun II Switchyard -- Tract 3 Property; Cajun II Coal Units 1 & 2 -- Tract 4 Property; Cajun II Coal Unit 3 -- Tract 5 Property;

                                      and
     the Cajun II - Ballpark Tract, a certain 15-acre tract or parcel of land, located in Sections 31 & 32, Township 4 South - Range 10 East, Pointe Coupee Parish, Louisiana, and being more particularly described as follows:

     From a POINT OF REFERENCE being the Northeast corner of Section 87, T-4-S, R-10-E proceed S 0(degrees)44'39" E a distance of 1657.62' to a point and corner; then proceed N 69(degrees)52'18" W a distance of 330.50' to a point and corner; then proceed N 63(degrees)15'05" W a distance of 335.83' to a point and corner; then proceed S 21(degrees)47'53" W a distance of 5991.98' to the POINT OF BEGINNING; from the POINT OF BEGINNING, continue S 21(degrees)47'53" W a distance of 1143.40' to a point and corner on the northerly right-of-way line of the Union Pacific Railway Company; then proceed N 51(degrees)00'40" W along the northerly right-of-way line a distance of 240.80' to a point and corner; then proceed along a curve to the right, being 25' east of and parallel to the centerline of a railroad spur, (the curve having a radius of 930.37', a long chord of which bears N 8(degrees)19'39" W - 945.49'), a distance of 991.79' to a point and corner; then proceed N 19(degrees)23'19" E a distance of 254.68' parallel to the centerline of a railroad spur to a point and corner; then proceed S 68(degrees)12'07" E a distance of 715.28' to the POINT OF BEGINNING and containing 15.00 acres.


The Cajun II - Cooling Tower - Tract 1, Water Intake - Tract 2, Switchyard - Tract 3, Coal Units 1 & 2 - Tract 4, Coal Unit 3 - Tract 5 and the Cajun II - Common Facilities Property are collectively referred to as "Cajun II Property" and are more particularly shown on a map of survey prepared by Neel-Schaffer, Inc. Brown & Butler, dated September 4, 1996, last revised March 27, 2000, entitled "ALTA/ACSM Land Title Survey of a 2428.6(double dagger) Acre Tract in Sections 31, 32, 86 and 87, T-4-S, R-10-E, and Sections 3, 4, 5, 6, 35, 37 and
38. T-4-S, R-11-E, Pointe Coupee Parish, Louisiana".